Exhibit  99.1

Carl A. Taylor Lopez
LOPEZ & FANTEL
1510 14th Avenue
Seattle, Washington 98122

Steven J. Toll
Matthew J. Ide
COHEN, MILSTEIN, HAUSFELD & TOLL, P.L.L.C.
1301 Fifth Avenue, Suite 2905
Seattle, Washington 98101
Telephone:  (206) 521-0080

Joseph J. Tabacco, Jr.
Christopher T. Heffelfinger
BERMAN, DeVALERIO, PEASE & TABACCO
425 California Street, Suite 2025
San Francisco, California 94104-2205
Telephone:  (415) 433-3200

Attorneys for Plaintiff


                                         UNITED STATES DISTRICT COURT
                                        EASTERN DISTRICT OF WASHINGTON
                                                  AT SPOKANE


MARK G. EPSTEIN, on his own behalf and on
behalf of all others similarly situated,                       NO.

                           Plaintiff,                          CLASS ACTION

         v.                                                    PLAINTIFF'S CLASS ACTION
                                                               COMPLAINT FOR VIOLATION OF
ITRON, INC., and JOHNNY M.                                     THE FEDERAL SECURITIES LAWS
HUMPHREYS,
                           Defendant.                          JURY TRIAL DEMANDED

CLASS ACTIONPLAINTIFF'S CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL
        SECURITIES LAWSJURY TRIAL DEMANDED ShortTitleShortTitle

                                    CONTENTS


SUMMARY OF ACTION ..........................................................   3

JURISDICTION AND VENUE .....................................................   7

CLASS ACTION ALLEGATIONS ...................................................   8

THE PARTIES ................................................................  10

SUBSTANTIVE ALLEGATIONS ....................................................  10

         Background ........................................................  10

         Itron's ERT Technology Is Unsuitable for Use With an Advanced, Full-
               Function Fixed Network AMR System ...........................  13

         Outsourcing Agreements With Utilities During Class Period .........  16

         The Scheme To Mislead Has Been Disclosed Only in Part .............  17

FALSE AND MISLEADING STATEMENTS ............................................  19

POST-CLASS STATEMENTS OF THE DEFENDANTS ....................................  34

THE FALSE AND MISLEADING NATURE OF DEFENDANTS'
          REPRESENTATIONS ..................................................  38

COUNT I FOR VIOLATIONS OF ss.10(b) OF THE EXCHANGE ACT AND RULE
          10b-5 (AGAINST BOTH DEFENDANTS)....................... ...........  42

COUNT II FOR VIOLATION OF ss.20(a) OF THE EXCHANGE ACT (AGAINST
          DEFENDANT HUMPHREYS) .............................................  44

PRAYER FOR RELIEF ..........................................................  45

JURY DEMAND ................................................................  45

         All factual allegations contained in this Class Action Complaint for Violations of the Federal Securities Laws ("Complaint") have evidentiary support, or there exists a reasonable basis for plaintiff to believe in the truthfulness and accuracy of each of the factual assertions made herein.

                                SUMMARY OF ACTION

         1. This Class Action is brought on behalf of all persons situated similarly to plaintiff, excluding defendants, their immediate families and all entities and affiliates they control, all present officers and directors of Itron, Inc. ("Itron" or the "Company"), and all persons who were officers and/or directors of Itron at any time during the period September 11, 1995 through October 22, 1996 (the "Class Period"). On behalf of all others similarly situated, Plaintiff seeks damages suffered by investors in Itron common stock as a result of defendants' fraudulent scheme and course of conduct, which operated as a fraud and deceit on all persons who purchased or otherwise acquired Itron common stock during the Class Period.

         2. During the Class Period, Itron developed, marketed, installed, serviced and, in some instances, operated, hardware, software and integrated systems for computer-based electronic meter reading ("EMR") and other types of meter-measurement systems. According to the Company's public statements, the Company's AMR (automatic meter reading) systems and products were developed to enable utilities to reduce operating costs by eliminating the necessity for expensive and inefficient visual, on-site meter readings. The Company's AMR systems are based on a technology of using low-power, high-frequency radio and, in some instances, telephonic communications, to remotely collect data from utility meters in residential commercial and industrial locales.

         3. The heart of Itron's EMR system is a device known as an Encoder/Receiver/Transmitter ("ERT") meter module. The ERT meter modules are incorporated into, or in close proximity with, consumption meters found on or near buildings and residences consuming electric power, natural gas and/or water. Millions of these devices have already been installed in the United States and Canada. As part of an AMR system using other radio transmitter/receivers, the ERT module substantially reduces the necessity of inefficient and expensive visual, on-site meter readings by transmitting a low-power, high-frequency radio signal from the module containing, inter alia, meter reading information (i.e., power consumption readings) to a remote collecting device. In turn, the remote collecting device gathers and re-transmits the information, which eventually reaches the utility company. According to Itron's public statements and filings, its AMR product line encompasses off-site meter reading ("OMR") Mobile AMR (vehicle-based) and Fixed Network AMR, as well as a variety of supporting services and products.

         4. Itron's OMR consists of a hand-held computer, which is modified with radio technology so as to allow it to communicate with meters equipped with ERT meter modules. Hand-held OMR is usually implemented for specific, hard-to-access meters in conjunction with an otherwise traditional, on-site meter reading route. Mobile AMR, in comparison, involves collecting meter reads from ERTs through the use of a portable transmitter/receiver and computing device mounted in a vehicle, which then drives through areas within the receiving/transmitting range of each ERT meter module to be read. Mobile AMR, like traditional meter reading, is usually performed on a monthly basis. Whereas a traditional, visual on-site meter-reading route might permit a single utility employee to read a few hundred meters in a given workday, Mobile AMR permits that same employee to read several thousand meters in a workday. The capabilities of each of these technologies, however, pales in comparison to the promise of Fixed Network AMR.

         5. Fixed Network AMR, as implemented by Itron, consists of mounting a transmitter/receiver (a.k.a., "Cell Control Unit") in a fixed location (i.e., atop a power pole or street lamp) as part of a larger fixed communications network. Each individual Cell Control Unit ("CCU") retrieves data from numerous ERTs, and then re-transmits the data, along with other CCUs, to Network Control Nodes ("NCNs"), which collect the information and re-transmits it to the utility for billing and other uses. Although the Fixed Network is designed to enhance efficiency in the basic meter-reading function, its greatest value lies in its ability (in theory) to provide a variety of enhanced services and functions, such as real-time meter reading, time-of-use meter reading, and outage alarms.

         6.       The  drive  to  implement  Fixed  Network  AMR  is,  in  part, attributable to the efficiency and marketing gains that are hoped to be realized, in addition to the competitive advantage these gains will provide over competitors that do not implement a full function Fixed Network AMR system. In addition, changes in the regulations affecting utilities are expected to soon require that utilities implement technology capable of providing the aforementioned enhanced services and functions, which further drives and lends urgency to implementation of a Fixed Network AMR system. For example, the California Public Utilities Commission and others had already begun pushing utilities for hourly meter reading capabilities, which is only feasible with a Fixed Network AMR system.

         7. As the defendants knew throughout the Class Period, to the extent that Fixed Network AMR technology can be successfully implemented, hand-held OMR and, in particular, Mobile AMR, become obsolete. More importantly, the defendants knew throughout the Class Period that unless Itron's utility customers were convinced there was a clear migration path from its Mobile AMR in particular to a Fixed Network AMR system, then the current market for its Mobile AMR systems would disappear. Since Itron did not have (and still does not have) a full-function Fixed Network AMR system, Itron relied and continues to rely on convincing its utility customers to continue investing in its ERT-based technology.

         8. During the Class Period, defendants caused or permitted Itron and certain of its officers, directors and/or representatives to issue false and misleading public statements and financial disclosures that were contained in press releases and other documents, including reports filed with the Securities and Exchange Commission ("SEC"), regarding the performance and capabilities of Itron's Fixed Network AMR system and equipment, the capabilities of Itron's ERT meter modules and their ability to later integrate into a Fixed Network, the status of Itron's performance under major customer contracts, and customer levels of satisfaction or dissatisfaction with Itron's products, services and capabilities. For example, both prior to and during the Class Period, defendants repeatedly and continually represented that Itron's ERTs are fully operable with, and suitable for use as part of, Itron's Fixed Network AMR. These representations were false, and defendants knew them to be false, for the simple reason that Itron has never overcome certain key technological hurdles, known by the defendants to exist, which prevented, and continue to prevent, Itron's existing installed base of ERTs from being fully operable with and suitable for use as part of Itron's Fixed Network AMR. As such, as the defendants have known throughout the Class Period, due to the inherent technological and functional limitation of Itron's ERT meter modules, Itron's much-touted Fixed Network AMR system is wholly incapable of delivering the enhanced functions promised to, and required by, the utilities.

         9. During the Class Period, fueled by defendants' false statements, Itron's common stock traded as high as $60.00 per share. However, as Itron's utility customers and the market began to suspect at least a portion of the truth about Itron's products and performance, the stock steadily declined. Ultimately, on October 22, 1996, Itron announced unexpectedly poor financial results for the third quarter of 1996. Although Itron still failed to acknowledge the full truth and real reason for its poor results (i.e., the inherent technological and functional limitations of its ERT meter modules, and their unsuitability for use as part of a full function Fixed Network AMR system), the unexpected results caused Itron to lose credibility with the investing public. Thus, on October 23, 1996 -- the first day of trading after Itron's partial disclosure -- its common stock closed at $15.00 per share on massive trading (over 1.76 million shares), representing a drop in value of over 26% on the day, and a loss of 75% of its value from its high during the Class Period.

                             JURISDICTION AND VENUE

         10. laintiff brings this action pursuant to Sections 10(b) and 20(a)of the Securities Exchange Act of 1934 ("Exchange Act"), 15 U.S.C. ss.ss.78j(b) and 78(t), and Rule 10b-5, 17 C.F.P. Part 240.10b-5, promulgated thereunder.

         11.      This  Court has  jurisdiction over this  action pursuant  to
Section 27 of the Exchange Act, 15 U.S.C. ss. 78aa and 28 U.S.C. ss. 1331.

         12. Venue is proper in this district pursuant to Section 27 of the Exchange Act, and 28 U.S.C. ss.1391(b). Many of the acts and transactions complained of occurred in part in this district. In addition, the corporate defendant maintains its principal place of business in this district.
         13.......The   defendants  used  the  means  and  instrumentalities  of
interstate commerce, including the mails, interstate wires, and the facilities of the national securities exchange.

                            CLASS ACTION ALLEGATIONS

         14. Plaintiff brings this action as a class action pursuant to Rule 23(a) and (b)(3) of the Federal Rules of Civil Procedure on behalf of all persons who purchased or otherwise acquired Itron common stock during the Class Period. Excluded from the Class are the defendants, members of their immediate families and all entities and affiliates they control, all present officers and directors of Itron, and all persons who were officers and/or directors of Itron at any time during the Class Period.

         15. The Class is composed of numerous residents of the State of Washington, as well as persons dispersed throughout the United States, the joinder of whom is impracticable. The disposition of their claims in a class action will provide substantial benefits to the parties and the Court. During the Class Period, Itron had approximately 13.4 million shares of common stock outstanding, owned by thousands of shareholders. During the Class Period, Itron common stock was traded on the NASDAQ national market under the symbol "ITRI."

         16. There is a well-defined community of interest in the questions of law and fact involved in this case. The questions of law and fact common to the members of the Class which predominate over questions which may affect individual Class members, include the following:

                  (a) Whether the federal securities laws were violated by defendants;

                  (b) Whether defendants omitted and/or misrepresented material facts which were disseminated to the general public;

                  (c) Whether defendants failed to disclose facts necessary to make the statements made not misleading;

                  (d) Whether defendants know or had reasonable basis to 1believe that the alleged statements were false and misleading;

                  (e) Whether the price of Itron common stock was artificially inflated during the Class Period; and

                  (f) The extent of damage sustained by Class members and the appropriate measure of damages.

         17. Plaintiff's claims are typical of those of the Class because plaintiff and the Class sustained damages from the defendants' wrongful conduct.

         18. The prosecution of separate actions by individual Class members would create a risk of inconsistent and varying adjudications.

         19. Plaintiff will adequately protect the interests of the Class. He has retained counsel who are experienced in class action securities litigation. Plaintiff has no interests which conflict with those of the Class.

         20. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

         21. Plaintiff will rely, in part, upon the presumptions of reliance established by the fraud-on-the-market doctrine in that:

          (a) defendants made public misrepresentations or failed to disclose material facts during the Class Period; (b) the omissions and misrepresentations were material;

          (c)  the common stock of the Company traded in an efficient market;

          (d) the misrepresentations and omissions alleged would tend to induce a reasonable investor to misjudge the value of the Company's common stock; and

          (e) Plaintiff and the members of the Class purchased their Itron common stock without knowledge of the omitted or misrepresented facts.
                                                 THE PARTIES

         22. Plaintiff Mark G. Epstein purchased 100 shares of Itron common stock on January 15, 1996, and was damaged thereby.

         23. Defendant Itron is headquartered in Spokane, Washington. Itron was incorporated in Washington in 1977. The Company markets its meter reading-related products, services and systems to the utility industry. Itron has stated that its meter reading-related equipment is installed at several hundred utilities in the United States and internationally.

         24. Defendant Johnny M. Humphreys ("Humphreys") has been President, Chief Executive Officer and a Director of Itron since 1987. According to public documents, Humphreys is the owner of more than 260,000 shares of Itron common stock.

                             SUBSTANTIVE ALLEGATIONS

Background

         25. By the beginning of the Class Period, the defendants knew that Itron would not be able to complete development and achieve suitable functioning of its Fixed Network AMR technology and, therefore, would not be able to compete effectively in the rapidly changing AMR market. Previously, Itron had enjoyed success in the hand-held meter reading market, in which utility employees visually inspect electric and gas meters, entering the data into a hand held computer for later downloading upon return to the utility's offices. Then, through its 1993 acquisition of Enscan, Inc., Itron entered the Mobile AMR market, inheriting Enscan's successfully operating Mobile AMR technology and Enscan's customer base. These customers included several gas utilities, with installations and pending orders approximating five million ERT meter modules.

         26. As early as 1991, defendants recognized that the needs of the utility industry were changing and that Itron's business would rapidly decline and fail without Fixed Network AMR technology. Fixed Network AMR provides for automatically reading meters via a fixed communications network, and enables many new, enhanced functions, such as real-time meter reading, time-of-use meter reading, and outage alarms. These enhanced functions would necessarily include the ability to permit hourly meter reading, as will soon be specifically required of utilities by government regulators, and in general required to be competitive in the new operating environment resulting from the significant changes in utilities regulation. As a result of the specific demands of government regulators, as well as the general competitive demands of the marketplace, the many capabilities promised by Fixed Network AMR will render obsolete monthly hand-held and/or Mobile AMR meter reading. In particular, the defendants were well aware that Fixed Network AMR would largely replace, and therefore largely eliminate, the market for Itron's hand-held and Mobile AMR meter reading systems.

         27. As early as 1991, defendants also began observing a number of existing and potential competitors making rapid progress in developing Fixed Network AMR systems. These competitors included Metricom, Inc.; Schlumberger, Inc.; CellNet Data Systems, Inc.; and a joint venture of General Electric Corporation and Ericsson. Defendants recognized that these competitors would siphon significant business from Itron unless defendants could convince Itron's existing and potential customers that it possessed a real and competitive Fixed Network AMR solution.

         28. In order to keep up the appearance that Itron could compete in the Fixed Network AMR market and to maintain Itron's stock price at an artificially high level, defendants bought time by convincing customers and investors alike that Itron had developed a working, full-function Fixed Network AMR system that would enable Itron to compete in the Fixed Network AMR market when, in fact, they had not. Defendants scheme consisted of at least two components. First, Itron continually sought to convince existing and potential customers that its Fixed Network AMR technology was always significantly further along in development than it actually was. Itron constantly assured the utility industry and investors that it had successfully resolved all significant technical hurdles to implementing a Fixed Network AMR solution, even though this was, and remains, untrue.

         29. Second, Itron continually sought to convince existing and potential customers that they could invest in Itron's Mobile AMR systems and technology, and in particular Itron's ERTs, with the assurance that it the investment was protected by a real and cost-effective migration path to an advanced, full-function, competitive Fixed Network AMR system. Underlying this component of defendants' scheme was getting its existing and potential customers to believe that Itron's ERTs (both those already installed and those to be installed through continued purchases) were compatible with and suitable for operation as part of an advanced, full-function Fixed Network AMR system. As the defendants knew throughout the Class Period, however, this also was untrue, as Itron had been unable, and remains unable, because of inherent technological and functional limitations in the technology and design of Itron's existing ERTs.

         30. Unfortunately, in spite of its major reliance (and its customers' investments) in its ERT technology for OMR and Mobile AMR systems, that technology could not and cannot meet the needs and demands of utilities for Fixed Network AMR. Indeed, Itron hinted as much in a 1993 marketing brochure, distributed on a limited basis to select customers (hereinafter, "Itron's 1993 Marketing Brochure"): "After considering all the things that affect readability [of ERT meter modules], you can see it is not possible to simply stick a stationary receiving antenna up in the air and expect to read all meters within a range of a half-mile, one-tenth of a mile, or any other distance for that matter." (Emphasis added). Moreover, as Itron had long since known, its hand-held and Mobile AMR systems would not allow Itron to compete effectively in a marketplace that would be dominated by advanced, full-function Fixed Network AMR systems.

Itron's ERT Technology s Unsuitable for Use With an Advanced, Full-Function Fixed Network AMR System

         31. Notwithstanding defendants, frequent and continuing public assertions otherwise, defendants have known since 1993 that Itron's ERTs are unsuitable for and incompatible with an advanced, full-function Fixed Network AMR, and that its ERTs do not and cannot provide a real and cost-effective migration path to a Fixed Network AMR system. The reasons for this, known to defendants all along, are two threshold technical obstacles which have prevented, and continue to prevent, the Company from delivering the promised functionality of an advanced Fixed Network AMR system with its existing ERTs.

         32. The first obstacle is that the radio transmission power of Itron's ERT is too low for its ERTs to broadcast data reliably in conjunction with Fixed Network AMR. The Itron ERT was designed with an extremely low power point output, consisting of 0.25 milli-watts (1/4,000th of a watt). This was so the ERT could be battery powered, which would permit it to operate on gas meters, which lack a source of electrical power to tap into. As a consequence of the low power point, however, the ERT has an extremely limited range which, although entirely suitable for use with a Mobile AMR system, is unsuitable for use with the much more limiting fixed transmitter/receiver found in Fixed Network AMR systems. As defendants have known all along, a moving antenna is inherently more likely than a fixed antenna to locate the ERT's weak signal. Itron's 1993 Marketing Brochure even stated that "[c]hances are pretty good that, if it is kept moving, a receiving antenna will eventually find itself in either the direct ERT signal or a reflection that is strong enough to be useable by the receiver," and "[b]ecause an ERT's signal's wavelength is very short, moving a receiving antenna only a few inches in any direction can . . .
determine whether a receiving antenna receives a resulting usable signal." (Emphasis added.) Defendants thus knew that where a receiving antenna does not move, as in the case of Fixed Network AMR, the capability of the antenna to pick up and receive the ERT's weak signal is so limited as to be commercially unacceptable and impractical.

         33. The second technical reason Itron's ERTs are not suitable for operation in conjunction with Fixed Network AMR is that they operate via polling. This means that an Itron ERT sends data only after first being "awakened" by a radio signal sent from the transmitter/receiver of the collection unit (whether carried by the meter reader, mounted in a vehicle as part of a Mobile AMR system, or fixed on a light pole as part of a Fixed Network). It is only if and when the radio wake-up signal is received that the ERT attempts to transmit its data back to the receiver. This particular design limitation precludes the use of ERTs for reliable implementation of many of the advanced functions required by utilities -- indeed, the raisons d'etre of Fixed Network AMR -- including time-of-use metering, hourly metering and alarm services including outage and home security alarms. There are three reasons why.

         34. The first reason that the polling design makes Itron's ERTs unsuitable for use in conjunction with Fixed Network AMR is that multiple ERTs responding simultaneously to a wake-up signal cause data transmissions to cancel one another. Only some of the transmissions are successful. With moving receivers, as discussed above, successive transmissions of wake-up signals from continuously changing locations provide a redundancy that results in more or less reliable transmission of data. By contrast, with a fixed receiver, the same signals tend to continuously cancel one another, resulting in unreliable and commercially unacceptable transmission. Defendants have been aware of this problem since 1993. As Itron's 1993 Marketing Brochure concedes, "it is not possible to simply stick a stationary receiving antenna up in the air and expect to read all meters within a range of a half-mile, one-tenth of a mile, or any other distance, for that matter."

         35. The second problem with polling for use in a fixed network is that there is no redundancy of information. This makes time-of-use meter reading and hourly meter reading unreliable, since loss of some transmissions means loss of data. If one data transmission from an ERT is lost, that data is lost forever. The result is that the time-of-use and hourly data is not usable for billing by utilities. In a small-scale demonstration environment, where interference can be controlled, Itron can demonstrate time-of-use meter reading by issuing a wake-up signal at the beginning of the peak period, receiving the ERT's data, and issuing another wake-up signal at the end of the peak period, again receiving the ERT's data. As defendants are aware, however, the technology does not work in a commercial-scale Fixed Network AMR deployment where there is significant, real world interference.

         36. The third problem with the polling design is its inability to handle alarm system functions. Because ERTs must be "awakened" in order to send data, they can not sua sponte send an outage alarm. ERTs must first wait until they receive a wake-up signal, which means that there is no reliable way for the Fixed Network to know at any given time that there is an outage at the meter. The alternative is to wake-up all ERTs every few seconds, and assume there is an outage if a particular ERT does not respond to its wake-up. However, as discussed above, interference and insufficient signal strength result in many ERT transmissions failing even in the absence of an outage, so there is no way to know whether the failure of the ERT to respond is actually from an outage. In short, this polling design of the Itron ERT prevents the alarm function from being performed at commercially acceptable levels.

Outsourcing Agreements With Utilities During Class Period

         37. During the Class Period, the Company made a number of significant announcements related to various outsourcing agreements with utilities. Chief among these announcements were agreements ostensibly reached with Duquesne Light Company ($150 million), Baltimore Gas & Electric ($30 million), and Peoples Gas Light and Coke Company ($40 million). As announced by the Company, these outsourcing agreements typically involved an agreement by the Company to install, own and operate AMR systems, including implementation of Fixed Network AMR, and to provide meter reading and advanced communications services over a fixed period of time, such as fifteen years. The success of these agreements, which contained periodic performance milestones to be met, was in large part dependent on the Company's ability to make its ERTs suitably operable with Itron's Fixed Network AMR system. Since the Company has been unable to make its ERTs suitably operable with its Fixed Network AMR for, among other reasons, the various technical factors discussed above, the value of these outsourcing agreements was materially lower than publicly represented by Itron.

The Scheme To Mislead Has Been Disclosed Only in Part

      38. Defendants knew that once utilities knew the truth surrounding it inability to provide the Fixed Network AMR solution promised, the utilities would stop wasting money further investing in the Itron AMR systems based on its ERT, and would look to other companies to provide an advanced, full-function Fixed Network AMR system. Defendants knew that to continue to compete in the marketplace and have any hope of prospering as a company, Itron needed to convince customers to continue to purchase and invest in its ERT-based systems, including its purported Fixed Network AMR solution. To effect this, defendants began a campaign to carefully and deliberately mislead Itron's customers and investors by, inter alia:

               a) overstating Itron's status and progress in developing an advanced, full-function Fixed Network AMR solution; and

              (b) overstating the suitability of Itron's ERTs for use with and as providing a real and cost-efficient migration path for advanced, full-function Fixed Network AMR;

         39. In fraudulently and knowingly misrepresenting the above information to its customers and the investing public, Itron sought to counter the threat posed by competitors and to persuade utilities to continue purchasing Itron ERTs. In short, defendants made or caused to be made a series of public statements which misled the investing public into believing that with its existing technology, Itron had a commercially acceptable advanced, full function Fixed Network AMR solution using its existing ERT meter modules.

         40. Ever since becoming a public company, defendants have continued to fundamentally deceive customers and investors about Itron's Fixed Network AMR, claiming it operates effectively and is capable of achieving major success in the market. In all of these announcements, however, defendants failed to disclose the truth about Itron's Fixed Network AMR, namely that: (a) it was still under major development; (b) that the Fixed Network AMR system could not operate in a real world environment conditions; (c) that the Fixed Network test systems installed were simply developmental pilots; and, most significantly, (d) that Itron's installed base of existing ERTs could not suitably operate with Itron's Fixed Network due to a variety of inherent technological limitations. For example, as early as March of 1994 -- eighteen months prior to the start of the Class Period -- Itron announced that "the Itron ERT(R) meter module installed on electric and gas meters can be remotely read, not only through the "Genesis by Itron" fixed network, but also through third-party networks" and "Itron currently has nine of its own 'Genesis by Itron' fixed networks projects underway." In April 1994, defendant Humphreys stated: "We ... currently have systems on trial with 9 utilities." In July 1994, Itron said it "plans ... increased production of ... network products." In August 1994, Itron issued a press release in which its largest customer, Public Service of Colorado, discussed "further expanding our fixed networks." In January 1995, defendant Humphreys stated that "20 utilities have been evaluating fixed networks." In April 1995, Itron again stated that "20 [utilities] are evaluating fixed networks. In July 1995, Itron reminded customers and investors that "20 [utilities] have installed fixed networks for evaluation." This pattern of deception concerning the true status of the Company's Fixed Network AMR system and its functionality continued into and throughout the Class Period.

         41. Beginning in mid-1995, some customers and investors began questioning the performance of Itron's Fixed Network AMR. These questions, however, only served to inspire defendants to become more sophisticated in the manner by which they continued to mislead customers and investors. For example, in July 1995, Itron stated, "increasing competition led to fewer long-term orders in the automatic meter reading (AMR) market. This has prompted the company to increase spending on product development." Defendants failed to reveal, however, that both the increased competition and increased product development spending were attributable to problems encountered by Itron in trying to implement its Fixed Network AMR technology.

                         FALSE AND MISLEADING STATEMENTS

         42. Beginning in September 1995, and continuing throughout the Class Period, defendants began orchestrating a series of announcements to further ensconce among utility customers and investors the false impression that Itron's Fixed Network AMR technology was full-function and operating successfully. Specifically, on September 11, 1995, Itron issued a series of press releases, including:

                  --       Itron Releases Next Generation Network Control Node;

                  -- Itron Releases New [Fixed Network AMR] Technologies Designed to Create Opportunities For Utilities;

                  --       Itron Releases Suite of Genesis Applications; and

                  -- Itron Releases Next Generation Cell Control Unit With "Beyond AMR Capabilities.

         43. In another September 11, 1995 release, entitled Itron Releases New AMR Technology, Itron proclaimed its release of the next generation of Network Control Nodes ("NCN"), the critical components necessary to accept and query data from neighborhood cell control units ("CCUs") and to process the information electronically for submission to a utility's central processing units. This release stated:

                  [Itron] has released next generation Genesis by Itron (R) solutions that make it easier to deploy enterprise-wide communications network capable of supporting applications that go well beyond automatic meter reading.

                  The released Genesis by Itron (R) technologies are based on industry standards and are open architectured to enable utilities to integrate Genesis by Itron (R) solutions with a wide variety of information systems and include the following:

                  Genesis Itron Host Processor (GIHP) which is the front-end and host processor for the Genesis Fixed Network.

                  Network Control Node (NCN) which serves as the primary routing and control device in the Genesis Fixed Network.

                  Cell Control Unit (CCU) which is a lightweight, intelligent, low-cost independent controller and is the network's first level data collection point from AMR meter modules.

                  Genesis Radio modems which are low-cost network gateways into the home or business that can support applications that go well beyond AMR.

                  Network   Management   Software   which   provides   automatic
                  configuration, status and performance statistics, routing and topology mapping capabilities.

                  Genesis Applications which include a suite of standard applications that enable users to view and manage information from the Genesis by Itron network. Standard applications include consumption metering, load profiles, time-of-use, tamper reporting, outage detection and real-time reads.

         44. On December 6, 1995, Itron announced that it had formed a new unit and hired an industry veteran to run the unit, the purpose of which was to provide Customer Connectivity services to utilities. (The press release, made available on Itron's website (feedback@itron.com), has since been deleted, although other Itron press releases which pre-date and post-date this press release remain available on the site.)

In the release, defendant Humphreys stated:

                           "Genesis Services will develop  strategic  partnering
                  relationships with utilities, not just to save costs, but also to provide competitive advantage and develop new business opportunities. Itron's advanced technology for customer connectivity will thus be made available very cost-effectively to Genesis Services utility partners."

         45. In the same press release, Dom Geraghty, the recently-named president of Itron's Genesis Services, stated:

                  "To our clients, we will be business partners assisting them in the development of strategies related to AMR and other business applications on our fixed communications network, " Geraghty said. "Our objective here is to help utilities identify and evaluate the array of connectivity solutions while establishing a long-term relationship with them."

         46. During an analyst conference call on January 31, 1996, Humphreys confidently assured the market that there were no remaining material technology issues involving Itron's fixed network:

                  [Q] Are there any uh, materially uh, technology issues left with the client version of the, of the fixed network?

                  [A:] No. If I understand your question correctly, we don't believe there are any material issues there.

         47. On January 8, 1996, a Thomson Corporation newsletter related Humphreys outlook for Itron, which Humphreys described in growing terms:

                           Humphreys  reports  that he thinks,  Itron has really
                  hit a home run in terms of the integrated information and communications systems they're offering at this crucial transition point for utilities: The industry is being reregulated in a way that utilities have to compete with each other and Itron's products will allow the utilities ways to lower operating costs while improving customer service. According to Humphreys networks that Itron installs for utilities is a huge growth market for them: Itron has only penetrated about three percent of the automatic meter reading market and yet they have delivered somewhere between 80 to 90 percent of all installed automatic meter reading equipment to date. Itron is also doing well internationally and in addition to further expansion in Europe they are looking at the Far East. About their broadening product line, the CEO stresses that Itron started with a gas meter, expanded to electric and this year released a water meter solution. Humphreys hopes that Itron will continue to grow at 25 percent or more annually -- in a market for networks that he believes to be between $1 and $2 billion in the U.S. and Canada alone.

         48. On January 15, 1996, Itron issued a press release over PR Newswire announcing that it had signed a $150 million contract with Duquesne Light Company, in which Itron would install and which operate a Fixed Network AMR system:

                           Itron  (Nasdaq:  ITRI) a leading  supplier  of energy
                  information and communications solutions to the utility industry, announced today that it has signed an agreement valued at more than $150 million, with Duquesne Light Company
                  (DLCo), of Pittsburgh, PA., to provided territory-wide energy information services. The services will electronically connect the utility more closely to its customer base to support enhanced services and system reliability.

                           Under the  agreement,  Itron  will  install,  own and
                  operate a Genesis Fixed Network automatic meter reading (AMR) system that includes approximately 580,000 Itron ERT (R) (Encoder, Receiver, Transmitter) meter modules installed on electric meters throughout DLCo's service territory, an 800 square mile region that includes Pittsburgh and much of Allegheny and Beaver counties. Installation will begin in the first quarter of 1996 and will be completed in late 1997.

                           The  Genesis  by Itron  (R)  system  will  provide  a
                  variety of advanced capabilities, including outage detection, daily scheduled consumption readings, real-time on-demand readings, start-and-end of service readings, time-of-use readings, and the ability to monitor distribution system activity. [Emphasis added.]

         49. In its Form 10-K for the Fiscal Year ended December 31, 1995, filed with the SEC on April 1, 1996, Itron stated that it was in the final stages of field testing its latest generation of cell control units (CCU's), an essential component of the Company's Fixed Network AMR system. Itron stated:

                           Itron's Fixed Network will provide a utility with the
                  capability of automating meter reading completely in a service area and thereby eliminating the need to send meter readers to or near customer premises in that area. The Fixed Network is also designed to enable a utility to read meters on a real-time basis for a variety of activities including finals reads, connect or disconnect services, gas leak detection and meter tampering. The Company's Fixed Network enables a utility to communicate with any meter in its service territory at any time and thereby dramatically increases the utility's flexibility in organizing customer data. With a Fixed Network, data gathering is no longer limited by the need to collect it on physically contiguous routes. During 1995, the Company introduced its latest generation of Fixed Network AMR technologies which include various hardware components as well as network management and applications software. The Company is in the final stages of field testing its latest generation pre-production cell control units (CCU's), an essential component of its Fixed Network solution. (Emphasis added).

         50. In its 1995 Annual Report to shareholders, filed with the SEC on or about April 19, 1996, Itron stated that the Fixed Network could be easily integrated to work with existing ERT's:

                           Since the ERT's introduction,  Itron has continued to
                  bring innovation to the meter reading process with several applications for communicating remotely with meters that have been equipped with ERTs. Itron's latest Genesis solution, the Fixed Network, utilizes a two-way radio network to collect energy consumption and other data automatically from the ERTs in a service area and to transmit that data back to a utility's central office. This enterprise-wide communications network is a critical platform upon which utilities can develop new products and services. The Fixed Network can be easily integrated with existing ERTs installed for Mobile AMR and Offsite Meter Reading (OMR) systems and with the more than 1,300 utility billing systems for which Itron presently provides interfaces.
                  [Emphasis added.]

         51. Also in the 1995 Annual Report, Itron continued to extoll its Genesis AMR product line, referring to it as "powerful and flexible," while omitting any mention of the limitations of and difficulties experienced by its Fixed Network AMR system:

                           According to industry  estimates,  the market for AMR
                  systems will grow more than $1.5 billion worldwide by the end of the century. With its powerful and flexible Genesis product line, creative service offerings and the proven experience of working with more than 1,300 international electric, gas and water utilities for almost two decades, Itron believes it is particularly well positioned to capture a significant share of the AMR market. Itron estimates there are 234 million meters in North America and as many as two to three times that number throughout the rest of the world. At the close of the fourth quarter 1995, the Company had shipped almost 6 million meter modules, the critical component of all AMR systems. These meter modules represent approximately 80 percent of the entire installed market and more than 10 times that of the nearest competitor. [Emphasis added.]

                           The Company that pioneered  automating  meter reading
                  process is today helping utilities get in touch with their customers. Nothing less can be expected from a world leader,
                  Itron: connecting utilities to their customers.

         52. The 1995 Annual Report also lauded the $150 million Duquesne agreement Itron had reached in January, 1996:

                           In January 1996,  the Company  signed an  outsourcing
                  agreement with a customer for approximately $150 million, payable in monthly installments of approximately $875,000 over 15 years. Under this agreement the Company will install, own and operate a fixed network system and provide certain services over the life of the agreement including meter reading and maintenance. [Emphasis added.]

         53. In its Form 10-Q for the fiscal quarter ended March 31, 1996, filed with the SEC on or about May 22, 1996, Itron again touted the January 1996 Duquesne agreement under which Itron would install, own and operate a fixed network system:

                           The  Company  announced  its  second,   and  largest,
                  outsourcing agreement in January of 1996. Under this agreement the Company will install, own and operate a fixed network and provide meter reading and advanced communications services over a fifteen year period. There were no revenues related to this agreement during the current quarter. The Company expects that outsourcing revenues will become a larger percentage of total revenues in the future." [Emphasis added.]

         54. On May 30, 1996, Itron issued a press release over the PR Newswire, in which the Company announced its expectation of flat income for the second and third quarters of 1996. Rather than disclose the real reasons for Itron's unexpected poor results, Itron attributed the poor showing to aggressive pricing strategies and increased administrative costs:

                  Itron (Nasdaq: ITRI) a leading supplier of energy information and communications solutions to the utility industry, said today it expects net income for both the second and third quarter of 1996 to be flat or somewhat lower than the first quarter of 1996. The Company's expectation results primarily from aggressive pricing strategies for its Automatic Meter Reading (AMR) business as well as increased selling, general and administrative expenses.

         55. To cushion the market's reaction to the news, in the same PR Newswire release defendant Humphreys disingenuously suggested that utility customers were delaying decisions to move ahead with AMR because of the complexity presented by the comprehensive set of AMR products and solutions developed by Itron:

                           The    Company   has   made    several    significant
                  announcements related to its AMR business this year including orders earlier in the year received from the Duquesne Light Company and Western Resources. In addition, the Company announced today an order from Baltimore Gas & Electric to double its existing AMR system to read one million meters. The cumulative number of customers installing or piloting the Company's AMR products was 208 at March 31, 1996, up 15% from year end and almost double the number from one year ago.

                           "While we are pleased with the growth and progress in
                  our AMR business so far this year, it is apparent that we need to focus our attention and strategies on working with utilities and finding ways to make it easier for them to make the decision to deploy AMR. The Company has added depth and strength to its management and sales staff for that purpose," Humphreys said. "While this lowers our near-term earnings expectations, we are more confident than ever about the long-term opportunities for Itron in AMR. We believe the Company's strong market share and increased sales focus will position us well for revenue and earnings growth in the future. [Emphasis added.]

         56. In a Seattle Times article published May 31, 1996, Humphreys sought to assuage investors' concerns of near-term earnings prospects by emphasizing the Company's long-term opportunities in the AMR market:

                           "While   this   lowers   our    near-term    earnings
                  expectations," said President Johnny Humphreys, "we are more confident than ever about the long-term opportunities for Itron in AMR (automated meter readers). We believe the company's strong market share and increased sales focus will position us well for revenue and earnings growth in the future." [Emphasis added.]

The defendants utterly failed to disclose, however, the real reasons underlying the performance disappointment, and continued their scheme to mislead investors and customers alike.

         57. Notwithstanding the defendants' attempted reassurance, the market reacted swiftly and violently to the performance disappointment. On volume of near 2.5 million shares, Itron common stock lost nearly 1/3 of its value, plunging from $50.25 per share to close at $34 per share on May 31, 1996.

         58. In its Form 10-Q, for the Fiscal Quarter ended June 30, 1996, and filed with the SEC on or about August 15, 1996, Itron extolled the performance of its CCUs during recent testing:

                           During the current  quarter  the Company  shipped and
                  installed newly-designed CCUs to a number of utilities for testing. These tests are progressing and the results overall have been favorable and useful. These tests are primarily the basis for final adjustments to the hardware and associated software design. The Company is currently producing CCUs, and high volume production will commence when the final adjustments to the design are made. The Company expects to produce approximately 7,000 CCUs this year.

         59. In a PR Newswire release dated August 16, 1996, announcing a recently signed contract with Korea Power Company (KEPCO), Humphreys touted Itron's purported technology, once again implicating that Itron's ERT-based systems provided a real and cost-efficient migration path to more advanced (i.e., Fixed Network)AMR:

                           "We are extremely  pleased that KEPCO has selected an
                  Itron meter muting solution," said Johnny Humphreys, Itron president and CEO. "We were chosen largely on the basis of our proven track record for installing high-quality EMR systems worldwide, for our ability to meet KEPCO's quality and extensive field deployment requirements, and for GPC's ability to add radio-based automatic meter reading (AMR) capabilities through a PC card. Itron's migration path to more advanced forms of AMR also distinguished us from other suppliers." [Emphasis added.]

         60. On September 11, 1996, Itron issued an announcement over Business Wire that its third quarter 1996 revenue would be significantly lower than the general expectations analysts following the Company, and would result in a loss for the quarter. Rather than disclose the real reason underlying the poor performance, however, Itron took pains to continue misleading the market, claiming the cause was:

                  primarily due to what appears to be a temporary industry-wide slowdown in the pace of adding new automatic meter reading
                  (AMR) orders and a pushout of shipments on a large multi-year AMR contract. The combination of the industry-wide slowdown and the Company's continued and increased investment in its development of fixed network technologies will result in the expected loss.

         61. In a September 11, 1996, Bloomberg article, Itron officer Mima Scarpelli characterized the recent decline in Itron stock price as temporary:

          "We don't see this as more than temporary," said Itron Treasurer Mima Scarpelli. "We don't anticipate a loss in the fourth quarter. We're still bullish about our business."
     62. During a September 11, 1996 conference call with analysts, Humphreys downplayed the poor third quarter, instead emphasizing Itron's recent purported accomplishments and positioning for the future while failing to disclose the truth about Itron's Fixed Network capabilities:

                  We continue to believe that we will get the majority of new AMR orders. The majority of utilities in an active AMR decision mode are substantially inclined toward Itron.

                  Major Itron announcements in 1996 include:
                  o   Duquesne Light -- 15 year, $150 MM fixed network contract.
                  o expansion of BG&E mobile AMR and handheld contract -- includes over 1 million meter modules
                  o   Western Resources fixed network pilot for 32,000 meters
                  o Phase 1 handheld EMR order for government-owned utility serving all of South Korea. Along with our order last year from Tokyo Electric, we believe this will lead to substantial new business in Asia

                  Today, two new fixed network announcements:
                  o    Nevada Power -- 4,500 meter installations in Laughlin, NV
                  o CSW Communications (subsidiary of CSW Corporation) --- 10,000 ERT installation in Georgetown, TX. Itron has been selected by CSW Communications as its vendor of choice in energy management pilot projects

                  These two announcement indicate a vote of confidence in Itron's fixed network solution. [Emphasis added.]

         63. During the same analyst conference call, Humphreys falsely reassured the market that the Company's Fixed Network technology was operating successfully in a highly favorable range and had no significant problems:

                  Q: One utility is telling me that your fixed network is reading only 80% of the meters, while you need economics in over the 90% range? Is part of the problem that you are having delays on shipping ERTs?
                           . . .

                  A: There was a lot of confusing information in your question. Our networks are better than that. That customer was wrong; you were given some mistaken information there. We read in the high-90s, for both our fixed network and mobile. Pace of development of our fixed network is not a significant factor responsible for order delays and [sic] this point.

                                                         * * *

                  Q: What about the claim that your fixed network doesn't work? That is the rap that's coming down.

                  A: It's not true. The opposite is true. The [fixed] network is working. Our customers have not lost confidence.

                           We've had one customer who's had to wait. That customer is disturbed by how much time they've waited [Emphasis added.]

         64. During the same September 11, 1996, analyst conference call Humphreys painstakingly diffused growing skepticism in the market about Itron's Fixed Network AMR technology by downplaying the fact Itron was behind with the Duquesne Fixed Network AMR installation:

                  Q: Are any delays related to product acceptance issues with the fixed network?

                  [A:] We are a little behind with the Duquesne installation related [to] the fixed network, although not in a major way so as to upset the customer. If we had been able to finish the Phase I in the 3rd quarter, it would have helped revenues a little bit. [Emphasis added.]

                  We're not nearly as behind on things we're doing here as CellNet. If you look at their announcements as to what they say they're going to do, and look at when they've done them, they run behind by a factor or 2 to 1. We've never approached being that far behind, and certainly not with [the Fixed Network].

         65. Notwithstanding the defendants' extensive campaign on to downplay the unexpected announcement that third quarter 1996 results would fall well below what the defendants had led the market believe, and to keep the investing public from learning the real reason for it, Itron's continuing loss of credibility caused its stock price to tumble from $29 per share on September 10, 1996, to close at $21 per share on September 11, 1996, sustaining a loss in value of nearly 25%.

         66. In a Business Wire release, dated October 21, 1996, entitled "Itron announces successful Phase I Fixed Network AMR installation at Duquesne Light Co." (emphasis added), the Company announced the completion of installation and the purported successful reading of the initial 5,000 meters at Duquesne Light Company:

                           Itron (NASDAQ:ITRI),  a leading provider of automatic
                  meter reading (AMR) services and equipment to the utility industry, today announced that they have completed the installation of, and are successfully reading, the initial 5,000 meter required for Itron's Fixed Network AMR installation at the Duquesne Light Co. (DLCo).

In the same press release, Itron also touted numerous other contracts it had signed in 1996, including a $30 million contract with Baltimore Gas & Electric, and a $40 million order from People's Gas Light and Coke Co.

         67. Also in the October 21, 1996 release Humphreys once again touted the performance of the Fixed Network AMR system:

                           "We are  excited  about  the  performance  our  Fixed
                  Network AMR system is demonstrating at DLCo and other sophisticated, forward-looking utilities," said Johnny Humphreys Itron president and CEO. "We look forward to fully integrating our fixed network at DLCo in a way that maximizes operating efficiencies and facilitates the future introduction of valuable new services for DLCo's many customers."

         68. During an October 21, 1996 analysts conference call, defendant Humphreys extolled the numerous utilities utilizing Itron's new cell control unit and the Company's progress in building more cell control units:

                           On the fixed network status, we are focusing on eight
                  utilities that we have running our new cell control unit. Our new cell control unit of course is unmatched in the industry; . . . We are now planning to build between 2,000 to 3,000 cell control units by year end.

         69. During the same October 21, 1996 analysts conference call, Humphreys emphasized the purported superior level of accurate read rates regarding the Duquesne project, while downplaying and distracting focus on the fact that Itron, contrary to the headline of its October 21, 1996 press release, had not met the criterion for successful implementation of Phase I of the Duquesne contract:

                  Question:
                  ... [W]ith regards to the Duquesne network, I think you had a release yesterday, what percentage of accurate reads does the network have right now? Do we have it up so it's close to 100% read rate?

                  Answer:
                  Yes, it is.

                                                         * * *

                  Question:
                  That (Duquesne) would happens to be above the 99%?

                  Answer:
                  This one happens to be right at 100%.

                                                         * * *

                  Question:
                  That's great.  So you got a 100% up there?

                  Answer:
                  Yes.

                  Question:
                  This 100% number, is this 100% of the reads give you a consumption reading?

                  Answer:
                  Yes, on a daily basis.

                  Question:
                  Okay. The announcement you made yesterday, should we then take that to mean that Duquesne has accepted the system for the requirements of phase I?

                  Answer:
                  No, there's a lot of things that are bundled in to what I would call cell phase 1 acceptance according to the Duquesne contract, one of which includes agreement between the two companies on what types of software releases will happen next, what will the testing schedule will look like for phase 2, etc. The announcement yesterday basically is an announcement that we are meeting Duquesne's top criteria that they required for their network, which is as Johnny said was the ability to do daily consumption reads.

                  It also includes the ability to do on request reads, and it includes the ability for Itron to get that information to Duquesne's billing system. [Emphasis added.]

         70. On October 22, 1996, Itron reported a loss of $4.5 million, or 34 cents per share, for the third quarter 1996. Not only were the results worse than Itron's month-earlier warning had indicated, but for the first time the defendants acknowledged that the poor performance was expected to continue into the fourth quarter. Worse, the market was alarmed by the fact that the released financials indicated that Itron had gone through $55 million in cash over the first three quarters, and that the Company was scrapping nearly $3 million in hardware.

         71. Even though the defendants still failed to fully disclose the whole truth about the inherent problems relating to Itron's Fixed Network, which directly related to Itron's financial woes, defendants acknowledgment that Itron's financial problems would persist resulted in defendants losing a significant portion of Itron's market credibility. On October 23, 1996, the price of Itron common stock sustained yet another precipitous drop, falling over 25% on volume exceeding 1.76 million shares to close at $15 per share.


                     POST-CLASS STATEMENTS OF THE DEFENDANTS

          72. In a November 7, 1996 Business Wire release, the Company announced the purported successful network acceptance test at Portland General
Electric:

                           Portland  General Electric billing live using Itron's
                  fixed network in Murray Hills area of Portland[.] Itron (NASDAQ: ITRI), a leading provider of automatic meter reading
                  (AMR) services and equipment to the utility industry, today announced that they have successfully achieved and passed the acceptance criteria required by Portland General Electric
                  (PGE) for PGE's pilot installation of Itron's Fixed Network AMR system in Murray Hills, Ore.

                           PGE, a wholly owned  subsidiary  of Portland  General
                  Corp. (NYSE:PGN), supplies electricity to more than 630,000 customers in Northwest Oregon.

                           Murray  Hills  was  selected  for  the  pilot  at  it
                  represents one of the more difficult environments for radio communications in the Portland area. Underground power lines and short decorative street lights in the area present a challenge in terms of finding places to install the key components for the network. In addition, the homes and lot sizes are larger than average and there is a great deal of foliage.

                           "Completion of the fixed network  acceptance  test at
                  PGE is a significant milestone for Itron because we have proven that our Fixed Network AMR system works in the field under very difficult radio communications environments," said Johnny Humphreys, Itron president and CEO. [Emphasis added.]

                           "The fixed network technology is maturing rapidly and
                  we have demonstrated the capability to reliably acquire reads for monthly billing over the network," said David Carboneau, Portland General Corp. vice president of Information Technology. "With continuing improvement in functionality, we anticipate further successful deployment of Itron's Fixed Network AMR system."

         73. In its Form 10-Q for the Fiscal Quarter ended September 30, 1996, and filed with the SEC on or about November 16, 1996, the Company continued to blame the slowdown in its revenues on utilities which allegedly delayed AMR purchase decisions because of regulatory and merger and acquisition activity:

                           Recently,  many  utilities  that the Company has been
                  working with have taken much longer to make their AMR purchase decisions than the Company had anticipated. These delays have impacted the Company's AMR revenue growth trend. The Company believes that these delays are caused in part by deregulation issues and merger and acquisition activity, which are affecting the industry as a whole. The Company believes that many utilities are in the process of resolving these issues and that the Company's AMR revenues will continue to grow. However, in the near term, AMR revenues may not grow or may grow at a different rate than the Company has experienced in the past. [Emphasis added.]

         74. In the same Form 10-Q for the Fiscal Quarter ended September 30, 1996, the Company described the successful efforts to date in reading meters under the January 1996 outsourcing agreement:

                           The  Company  announced  a  significant   outsourcing
                  agreement in January 1996 under which the Company will install, own and operate a fixed network AMR system and provide meter reading and advanced communications services over a fifteen year period. Itron began installation efforts for this agreement in the second quarter of this year. As of the date of this report the Company has completed installation and is successfully reading the initial 5,000 meters required for the first phase of this project. The Company has installed over 60,000 ERTs so far for the project. Contractual system acceptance of the first phase and production release of the Company's first level fixed network component, the Cell Control Unit (CCU), are dependent on successful field testing of a significant software release that is scheduled for late 1996. System expansion is expected to begin late in the fourth quarter of 1996 or in the first quarter of 1997 once full system acceptance for the first phase of the installation has occurred.

         75. In a January 15, 1997, press release, Humphreys commented on the 1996 financial results and once again attributed Itron's disappointing performance to regulatory uncertainties and merger activities among energy utilities:

                           Commenting on the results for 1996, Johnny Humphreys,
                  Itron's president and CEO said, "We believe we are now at about the midpoint of what is clearly a lost year from a growth standpoint for the AMR industry. Beginning about mid-1996, a number of utilities delayed AMR buying decisions as a result of regulatory uncertainties affecting the electric service industry and of merger activities among energy utilities. Itron believes that the effects of those factors are likely to continue through the first half of 1997, but that the underlying issues will start to be resolved during that period as legislative and regulatory deadlines require the determination of pending issues. As the AMR industry leader, Itron, in particular, suffered from these delays. Our financial results in the second half of 1996 reflect the industry-wide slowdown, as well as the fact that we spent very heavily on our fixed network AMR development. We expect financial results for the first and second quarters of 1997 to be similar to those of the third and fourth quarters of 1996 with possible relative improvement in the second quarter of 1997 as the issues referred to above are resolved. We expect the second half of 1997 to show a very marked improvement, including a return to profitability.

         76. In a February 5, 1997, press release announcing a $2.3 million loss, or 17 cents per share, for the fourth quarter ended December 31, 1996, defendant Humphreys still refused to acknowledge the problems with Itron's attempted implementation of an advanced, full-function Fixed Network AMR, instead claiming that Itron was in a very competitive posture to implement its Fixed Network AMR system:

                           "We believe Itron's  long-term  competitive  position
                  has strengthened because Itron's broad product line of upgradeable technologies enables the company to sell products, even in the current environment. That environment offers us a unique opportunity to extend our lead in hand held AMR and mobile AMR and to lay the groundwork with these customers for implementation of an Itron fixed network AMR upgrade. The state regulatory agencies and the state legislatures have shown an increasing determination to subject the supply of electricity to competition. We believe that competition in the supply of electricity will require frequent collection of metering information. Manual meter reading cannot economically collect the required data. We believe only AMR can provide the necessary meter data at the required frequency, and only AMR can provide that data at a reasonable cost. To us, the initial hesitation by utilities with respect to AMR will turn into a broad scale industry adoption by utilities or their competitors. When that happens, we believe Itron will be the major beneficiary of the AMR industry's rapid expansion, and perhaps even explosive growth."

         77. In its Form 10-K for Fiscal Year ended December 31, 1996, filed with the SEC on March 5, 1997, Itron discussed its commitment to expanding the delivery of Fixed Network AMR:

                           Expanded    Fixed   Network   AMR    Technology   and
                  Installations. The Company is committed to delivering Fixed Network AMR solutions and believes that the demand for fixed network AMR will grow significantly as electric utilities increasingly focus on the consequences of competition brought on by regulatory reform. The Company is committed to the expansion and completion of its Fixed Network AMR installation at Duquesne Light Company ("Duquesne), the expansion of select pilot Fixed Network AMR installations, and the continued enhancement of its Fixed Network AMR technologies and products. The Company believes that fixed network AMR is, and for the foreseeable future will continue to be, the lowest-cost manner in which to provide frequent, time-critical meter reads, and will increasingly be critical for the competitive success of utility industry participants as regulatory reform unfolds.

         78. In the same 1996 10-K, however, the Company disclosed that it had not met the requirements of the Phase I performance milestone under the Duquesne Contract, and for the first time attributed these delays to ongoing development of advanced meter reading functions and the software necessary to complete these functions:

                  The Company has experienced delays in performing its obligations under the Duquesne Contract. These delays relate primarily to the development of certain advanced meter reading functions and the software needed to complete these functions.


                  By the terms of the Duquesne Contract, the Company has not achieved the defined Phase I milestone. The Company believes that it has recently reached a verbal understanding with
                  Duquesne regarding amendments to the Duquesne Contract pertaining to Phase I and other matters, which have not yet been adhered to in writing as contract amendments. Meter modules beyond the 5000 modules originally specified in the Duquesne contract for Phase I have been and are being installed without the benefit of a formal Duquesne Contract amendment.

                         THE FALSE AND MISLEADING NATURE
                         OF DEFENDANTS' REPRESENTATIONS

        79. At all times complained of herein, defendants misled the investing public by failing to disclose that Itron's problems stemmed from its inability to make its ERTs suitably operable with its Fixed Network AMR. During the Class Period, defendants, and each of them, knew that there were insurmountable technical hurdles, described supra, consisting of inter alia: (a) low radio transmission power which prevented ERTs from broadcasting data reliably to a Fixed Network; and (b) the polling method of operation which prevented ERTs from being able to deliver the functionality required by utilities for advanced, full-function Fixed Network AMR.

         80. The September 11, 1995 press release commencing the Class Period was materially false and misleading because it omitted to state that the new generation of Genesis by Itron (R) solutions was not, at that time, capable of working at a commercially acceptable level in a Fixed Network AMR environment. Defendants misled the investing public into believing that Itron had overcome the technological barriers to conversion from a mobile to a Fixed Network when, in fact, such barriers had not been overcome and there was no solution to such problems on the horizon.

         81. Itron's December 6, 1995 press release announcing that it had formed a new unit to provide Customer Connectivity services to utilities was materially false and misleading at the time it was made because it failed to disclose that Itron did not possess the technology or capability to provide Fixed Network services to utility customers. Moreover, Itron's December 6, 1995 website release was similarly materially misleading because Itron was not in a position either to develop strategic partnering relationships with utilities or to offer its advanced technology for customer connectivity (Fixed Network system) since its technology was not capable of working at a commercially acceptable level in a Fixed Network AMR environment.

         82. Defendant Humphreys' response during the January 31, 1996 analyst conference call was also materially misleading when he stated that there were no material issues left involving the Fixed Network technology. In fact, as discussed supra, there were still materially extant technical obstacles known to defendants which prevented the Fixed Network technology from attaining commercial viability.

         83. The releases which discussed (a) Itron's financial outlook and market for Fixed Networks in glowing terms, and (b) Itron's undertakings to install, own and operate Fixed Network AMR systems under a number of outsourcing agreements, were all similarly materially false and misleading for the reason that defendants knew they were unable to make its ERTs suitably operable with its Fixed Network AMR because they had not solved threshold technical problems described supra, and because there were no reasonable solutions then known to defendants to remedy these problems.

         84. Itron's discussion in its 10-K for the Fiscal Year ended December 31, 1995, and filed with the SEC on April 1, 1996, was also materially misleading when it stated that "[t]he Company's Fixed Network enables a utility to communicate with any meter in its service territory at any time and thereby dramatically increases the utility's flexibility in organizing customer data." This statement conveyed the untrue impression that the Company's Fixed Network was up and running when, in fact, it was not. Moreover, it was also materially false and misleading for the Company to state that "[t]he Company is in the final stages of field testing its latest generation pre-production cell control units (CCU's), an essential component of its Fixed Network solution." First, the Company did not have a "Fixed Network Solution" because it had still not solved the threshold technological problems described supra. Second, the Company was nowhere near to the final stages of field testing its CCU's since, as the
Company itself had earlier acknowledged to certain select customers in 1993, there was still no fix for the stationary antenna problem which was the function performed by the CCU: "[a]fter considering all the things that affect readability [of ERT meter modules], you can see it is not possible to simply stick a stationary antenna up in the air and expect to read all meters within a range of a half-mile, one-tenth of a mile, or any other distance for that matter."

         85. The claims in the October 21, 1996 press release that Itron had completed installation of the 5,000 meters, and was successfully reading them as required for Itron's Fixed Network AMR installation under the Duquesne contract were false and misleading at the time they were made. As defendants knew, yet failed to fully reveal, Itron had not met the Duquesne Phase I requirements. In addition, Itron completely failed to disclose the problems it had, and continued to have, implementing a full-scale advanced, full-function Fixed Network AMR system based upon its existing ERTs.

         86. The claims made by defendant Humphreys during the analysts' conference call on October 21, 1996 that the percentage of accurate reads was "right at 100%" and "on a daily basis" with regard to the Duquesne network were blatantly and materially misleading. Furthermore, Humphreys' statement that the Company was meeting Duquesne's top criteria required for their network was materially false and misleading because defendants knew that Itron's ERTs were not suitably operable with Fixed Network AMR, as defendants had not solved threshold technical problems described supra, and because there were no reasonable solutions then known to defendants to remedy these problems. Significantly, during the conference call, Humphreys omits to reveal that Itron's Fixed Network AMR system is incapable of performing advanced functions, such as time-of-use and real-time pricing, as required by Duquesne for full acceptance and, indeed, which are the primary rationales for incurring the substantial cost of implementing Fixed Network AMR.

         87. In the later stages of the Class Period when defendants were forced to announce continuing losses, Humphreys attempted to "cushion" the blow to Itron's common stock by blaming Itron's failed technology on "an industry wide slowdown." Such announcements were materially misleading because, as the defendants knew, the real reason for the losses and Itron's continuing poor performance was that Itron was unable to make its ERTs suitably operable with its Fixed Network AMR technology.

         88. On October 22, 1996, Itron announced the actual results for the quarter ended September 30, 1996, which were worse and more ominous than an earlier warning had led the market to expect. While finally acknowledging that Itron profits and revenues could be impacted through the fourth quarter, Humphreys still failed to reveal that the primary reason for Itron's poor performance was its inability to complete development of its Fixed Network AMR system, and that because of this failure, utilities had become increasingly suspicious and more hesitant to commit to Itron's purported Fixed Network AMR "solution." Worse, utilities also became less willing to invest in any of Itron's other AMR systems, such as its Mobile AMR, as doubt grew that these systems, based on Itron's ERT technology, could ever provide a real, cost-effective migration path to Fixed Network AMR. utility industry to mask the failure of Itron to deliver the technology it had publicly promised.

         89. As detailed above, the market has at best learned only a part of the truth about the extent of the problems Itron has been experiencing with the development and implementation of its Fixed Network AMR technology. Since Fixed Network AMR represented, and continues to represent, the most significant growth opportunity for the AMR market, defendants, not surprisingly, have concealed Itron's failure to: (a) develop technology sufficient to permit implementation of an advanced, full-function Fixed Network AMR system; and (b) develop technology sufficient to permit its customers to later migrate from Itron's Mobile AMR to Itron's Fixed Network AMR cost-effectively. As a result of the defendants' scheme to defraud, the price of Itron's common stock was inflated from the inception of the Class Period through at least October 22, 1996.

                                     COUNT I
             FOR VIOLATIONS OF ss.10(b) OF THE EXCHANGE ACT AND RULE
                         10b-5 (AGAINST BOTH DEFENDANTS)

         90. Plaintiff incorporates by reference the preceding paragraphs of this Complaint as if fully set forth herein.

         91. This Count is asserted against both defendants for violation of ss.10(b) of the Exchange Act.

         92. During the Class Period, the defendants directly and indirectly engaged and participated in a course of business to conceal adverse material information about and make material misrepresentations concerning the business and future prospects of Itron as specified herein. Defendants employed devices and artifices to defraud and engaged in acts, practices and a course of business as herein alleged in an effort to maintain an artificially high market
price  for  the  common   stock of Itron,  which  included  the  making  of  or
participation in the making of untrue statements of material facts and omitting to state material facts necessary in order to make the statements made about
Itron,  in  light of  the  circumstances  under   which  they  were  made,  not
misleading and engaged in transactions, practices, and a course of business which operated as a fraud and deceit upon the purchasers of Itron's common stock during the Class Period.

         93. The purpose of defendants' false statements and omissions was to artificially inflate the price of Itron common stock during the Class Period to induce plaintiff and members of the Class to purchase Itron common stock at artificially inflated prices.

         94. During the Class Period, defendants issued public statements and reports including financial statements and other reports, releases and statements as described hereinabove, which were materially false and misleading in violation of the Exchange Act and applicable SEC regulations. These reports, releases and statements were materially false and misleading in that they failed to disclose material adverse information about Itron's products, operations and business prospects.

         95. Each of the defendants herein knew or recklessly disregarded the fact that the aforesaid acts and practices, misleading statements and omissions would adversely affect the integrity of the market in Itron common stock and artificially inflate or maintain the prices of such stock. Defendants, by acting as described herein, did so knowingly or in such a reckless or grossly negligent manner as to constitute a fraud and deceit upon plaintiff and members of the Class.

         96. As a result of the dissemination of the aforementioned false and misleading reports, releases and financial statements and manipulative conduct, the market price of Itron common stock was artificially inflated throughout the Class Period. In ignorance of the adverse facts concerning Itron's operations concealed by defendants, plaintiff and the members of the Class purchased Itron common stock at artificially inflated prices, relying upon the integrity of the market, and were damaged thereby.

         97. Had plaintiff and the members of the Class known of the materially adverse information not disclosed by the defendants, they would not have purchased Itron common stock at the artificially inflated prices they did.

                                    COUNT II
                  FOR VIOLATION OF ss.20(a) OF THE EXCHANGE ACT
                          (AGAINST DEFENDANT HUMPHREYS)

        98. Plaintiff incorporates by reference the preceding paragraphs of this Complaint as if set forth fully herein.

        99. This Count is asserted against defendant Humphreys for violation of ss.20(a) of the Exchange Act.

        100. Humphreys acted as a controlling person of the Company within the meaning of ss.20(a) of the Exchange Act. By reason of his position as a senior officer and his stock ownership, as alleged above, Humphreys had the power and authority to cause the Company to engage in the wrongful conduct complained of herein.

         101      By  reason  of  such  wrongful conduct,  Humphreys is liable pursuant toss.20(a) of the Exchange Act.

         102. As a direct and proximate result of the wrongful conduct, plaintiff and other members of the Class suffered damages in connection with their purchases of the Company's common stock during the Class Period.


                                PRAYER FOR RELIEF

     WHEREFORE, plaintiff prays for judgment as follows:

     A. Declaring this action to be a proper class action on behalf of the Class defined herein;

     B. Awarding  plaintiff and  the members of the Class compensatory damages;

     C. Awarding plaintiff and the members of the Class pre-judgment and post-judgment interest, as well as reasonable attorneys' fees, expert witness fees and other costs;

     D. Awarding extraordinary, equitable and/or injunctive relief as permitted by law; and

     E. Awarding  such other relief as this Court may deem just and proper.

                                   JURY DEMAND

         103.    Platiff demands a trial by jury on all issues of fact.

Dated: May 23,1997

                                            Respectfully submitted,

                                            LOPEZ AND FANTEL




                                            Carl A. Taylor Lopez
                                            1510 14th Avenue
                                            Seattle, Washington 98122
                                            (206) 322-5200

                                            Steven J. Toll
                                            Matthew J. Ide
                                            COHEN, MILSTEIN, HAUSFELD & TOLL,
                                            P.L.L.C.
                                            1301 Fifth Avenue, Suite 2905
                                            Seattle, Washington 98101
                                            Telephone:  (206) 521-0080

                                            Joseph J. Tabacco, Jr.
                                            Christopher T. Heffelfinger
                                            BERMAN, DeVALERIO, PEASE & TABACCO
                                            425 California Street, Suite 2025
                                            San Francisco, California 94104-2205
                                            Telephone:  (415) 433-3200

                                            Attorneys for Plaintiff